UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2015 (November 24, 2015)

Brushy Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-1554970	45-5634053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300E. Sonterra Blvd, Suite 1220 San Antonio, Texas	78258
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (210) 999-5400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

We reported in our Form 10-Q for the three month period ending September 30, 2015, filed November 13, 2015, that counsel for Independent Bank had notified us of the following defaults under our Credit Agreement with Independent Bank, as amended: i) the interest coverage ratio covenant set forth in Section 7.15.1 of the Credit Agreement for the fiscal quarter ended June 30, 2015, (ii) the current ratio covenant set forth in Section 7.15.2 of the Credit Agreement for the fiscal quarter ended June 30, 2015, (iii) the leverage ratio covenant set forth in Section 7.15.3 of the Credit Agreement for the fiscal quarter ended June 30, 2015, and (iv) the Borrower is not currently maintaining the minimum Commodity Hedging Transactions required by Section 7.21 of the Credit Agreement.  The letter further said that the bank was considering what actions to take.

On November 24, 2014 we entered into a “Forbearance Agreement” and the “Third Amendment to the Amended and Restated Credit Agreement” with Independent Bank under which the Independent Bank, acting for itself and as administrative agent for other lenders, agreed to forbear exercising any of its remedies for the existing covenant defaults for period of time to permit us to seek refinancing of the indebtedness owed to Independent Bank in the approximate amount of $11,000,000 (the “Indebtedness”) or a sale of sufficient assets to repay the Indebtedness.  The forbearance period began with the execution of the Forbearance Agreement on November 24, 2015 and ends on January 31, 2016, although it may be extended to February 15, 2016 (the “Forbearance Period”), if certain conditions, set forth below, are met.  The Forbearance Period may be terminated earlier by our default on the Forbearance Agreement or by a future default not addressed by the Forbearance Agreement (“Non-Forbearance Default”).

Under the Forbearance Agreement, we are required to engage a broker-dealer to pursue a refinancing of the Indebtedness or a possible sale of oil gas assets.  We may also engage other brokers with respect to the marketing and sale of oil and gas assets. The Forbearance Agreement sets forth a series deadlines for achievement of certain benchmarks, as indicated below:

Not later than December 18, 2015, we will furnish to Independent Bank a copy of either (i) an executed term sheet between us and a prospective refinancing source setting forth the material terms upon which such source would be willing to refinance the Obligations, or (ii) an engagement letter executed between us and a broker with respect to the marketing and sale of our Oil and Gas Properties (a “Marketing Term Sheet”).  If we satisfy such requirement through the delivery of a Marketing Term Sheet, then marketing of our Oil and Gas Properties shall begin by December 21, 2015.  Not later than December 29, 2015, we will either (x) furnish to Independent Bank a copy of a commitment letter executed by a refinancing source obligating such source to consummate a refinancing of our Indebtedness under the terms set forth therein on or before January 31, 2015, (y) consummate the closing of a specified sale and pay over all net proceeds thereof (minus reasonable and customary out-of-pocket costs incurred by the Borrower in connection with such sale) to Independent Bank for application in accordance with Section 2.8 [of the Credit Agreement], or (z) otherwise pay over to Independent Bank $1,000,000 for application to the outstanding principal balance of the Note.  If (a) on or before January 15, 2016 we deliver to Independent Bank one or more fully executed purchase and sale agreements whereby we agree to sell our Oil and Gas Properties to one or more third parties for sufficient net sale proceeds to satisfy in full the outstanding Indebtedness (after deducting any transaction fees and expenses for which we may be liable in connection with such sale), (b) the closing of the transactions contemplated therein are scheduled to occur on or before February 15, 2016, and (c) as of January 15, 2016, there are no unsatisfied conditions to closing under such agreement(s) other than completion of due diligence, execution and delivery of the final conveyance instruments and payment of the purchase price, then upon Independent Bank’s confirmation of the satisfaction of clauses (a), (b) and (c) preceding, the Scheduled Maturity Date shall be extended to February 15, 2016.

The failure to meet any of the deadlines set forth above would constitute of default on the Forbearance Agreement and entitled Independent Bank to exercise its default remedies under the Credit Agreement.  Any sale of oil and gas assets that does not result in full repayment of the Indebtedness in immediately available funds at closing is subject to approval by Independent Bank.

During the Forbearance Period, we are required to continuing making interest payments to Independent Bank at the Default Rate under the Credit Agreement and to make monthly principal reduction payments in the amount of $150,000 on December 1, 2015 and January 1, 2016.  In the event that we pay $1,000,000 in cash on January 31, 2016, we are not required to pay an additional $150,000 on February 1, 2016.  However, the borrowing base under the Credit Agreement, will nonetheless be reduced by that amount.  At the conclusion of the Forbearance Period, or upon the full or partial refinancing the Indebtedness, or when the first sale of oil and gas assets occurs, we are required to pay to Independent Bank a “forbearance structuring fee” of $30,000.

In connection with Forbearance Agreement, we provided certain additional collateral protections to Independent Bank.  We granted a first lien mortgage on our newly completed well in New Mexico.  We also delivered certain written directives to Independent Bank.  In the event of default on the Forbearance Agreement or any Non-Forbearance Default, Independent Bank is authorized to send the written directives to BP and Cargill, which are counterparties to certain hedging contracts with us.  These written directives instruct BP and Cargill to pay over to Independent Bank “all hedge settlement proceeds, all hedge liquidation proceeds, and all amount otherwise payable by such hedge providers to Borrower.” Absent a default on the Forbearance Agreement, or Non-Forbearance Default, Independent Bank is not permitted to deliver the written directives to BP or Cargill.  We also executed and delivered to Independent Bank certain letters in lieu of transfer orders, whereby we instruct our first purchasers of oil and gas production to pay directly to Independent Bank the all production revenues attributable to our interest in such oil and gas assets.  Independent Bank agrees not to send such letters in lieu provided that the Indebtedness is paid in full on before the end of the Forbearance Period.

During the Forbearance Period, we are not permitted to drill new oil or gas wells or to make any distributions to equity holders. Furthermore, the maturity of the Second Lien Note to SOSVentures was extended to August 1, 2016.

Item 8.01 Other Events

Effective November 24, 2015, Peter Benz will chair our Board of Directors. The previous chairman, Bill Liao, remains a director.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.5.17 – Forbearance Agreement

Exhibit 10.5.18 - Third Amendment to the Amended and Restated Credit Agreement

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brushy Resources, Inc.

Date: November 27, 2015	By:	/s/ Michael Pawelek
Michael Pawelek
Chief Executive Officer